Exhibit 99.1

Simsbury Bank Announces West Hartford Branch Plans

SIMSBURY, Conn.--(BUSINESS WIRE)--July 14, 2015--The Simsbury Bank & Trust Company, Inc., wholly owned subsidiary of SBT Bancorp, Inc. (OTCQX: SBTB, CUSIP 78391C106), has filed applications with the Connecticut Department of Banking and the Federal Deposit Insurance Corporation to open a full service branch at 1232 Farmington Avenue in West Hartford, Connecticut. If approved, this location will be Simsbury Bank’s fifth full service branch. The Bank’s other full service branches are located in Simsbury, Avon, Bloomfield and Granby, Connecticut. The Bank also has residential mortgage loan production offices in Warwick, Rhode Island and Mansfield, Massachusetts.

“West Hartford is the natural next market for Simsbury Bank. We already have many customers in West Hartford,” said Simsbury Bank President & CEO, Martin J. Geitz, “and we have branches in towns contiguous to West Hartford to its north and west.”

The branch will be located in a shopping center owned by Winschar III Associates, LLC and contiguous to retail locations housing CVS, Boston Market, and Dunkin Donuts stores. Banks have been located in the space to be occupied by Simsbury Bank for over forty years.

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc., whose stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
Simsbury Bank & Trust Company, Inc.
Martin Geitz, 860-651-2088
President & CEO
Fax: 860-651-2075
mgeitz@simsburybank.com